Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports (a) dated March 17, 2005, with respect to the consolidated financial statements of DreamWorks Animation SKG, Inc., and (b) dated March 23, 2005, with respect to the pro forma adjustments to the consolidated statement of operations of DreamWorks Animation SKG, Inc. for the year ended December 31, 2004, in the Registration Statement on Form S-1 and related Prospectus of DreamWorks Animation SKG, Inc. dated March 28, 2005

/s/  ERNST & YOUNG LLP

Los Angeles, California

March 23, 2005